Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular First Quarter Dividend of $0.43 per Share,
To Report Earnings for Fourth Quarter and Fiscal Year Ended December 31, 2007 on March 10

New York, March 6, 2008 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso” or the “Company”) announced today that its Board of Directors has declared a first quarter dividend of $0.43 per share payable on March 31, 2008 to stockholders of record as of March 17, 2008.

BlackRock Kelso also announced that it will report earnings for the fourth quarter and fiscal year ended December 31, 2007 on Monday, March 10, 2008 prior to the opening of the financial markets.

BlackRock Kelso invites all interested persons to attend its webcast/teleconference call at 4:30 p.m. (Eastern Time) on Monday, March 10, 2008 to discuss its fourth quarter and fiscal year 2007 financial results.  The Company’s fourth quarter and fiscal year 2007 earnings release will be available in the investor relations section of its website, www.blackrockkelso.com.

Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. on Monday, March 10, 2008 and reference the BlackRock Kelso Capital Corporation Conference Call (ID Number 38246468).  A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 8:00 p.m. on Monday, March 10, 2008 and ending at midnight on Monday, March 17, 2008.  To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 38246468.  To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements.”  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

Available Information

BlackRock Kelso Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.

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